FOR IMMEDIATE RELEASE
CONTACT:    Walter E. Daller Jr., Chairman and CEO
PHONE:        215-256-8851 ext. 2300, or
          Gregg J. Wagner, President
          215-256-8851 ext. 2391

HARLEYSVILLE NATIONAL CORPORATION
ENDS 2004 WITH RECORD EARNINGS
29 Consecutive Years of Record Earnings and 30 Consecutive Years of Dividend Increases

HARLEYSVILLE, PA (January 18, 2005) - Harleysville National Corporation (NASDAQ: HNBC), today announced fourth quarter 2004 earnings of $10.1 million, a 12.7% increase over fourth quarter 2003 earnings of $9.0 million. Earnings for the year ending December 31, 2004, were $38.6 million, a 9.2% increase over earnings of $35.3 million for the year ending December 31, 2003.

The corporation’s consolidated total assets were $3.02 billion at December 31, 2004, an increase of 20.5% or $513.6 million above the December 31, 2003, level of $2.51 billion. Of this increase 9.2% or $231.3 million, was attributable to the acquisition of Millennium Bank.

For the quarter ending December 31, 2004, diluted earnings per share of $.37 increased 5.7% over the $.35 earned during the fourth quarter of 2003, and basic earnings per share at $.38 increased 8.6% over $.35 earned in the fourth quarter of 2003. For the year ended December 31, 2004, diluted earnings per share of $1.44 were 5.1% higher than the $1.37 earned during 2003, and basic earnings per share of $1.49 for 2004 were up 5.7% from $1.41 in 2003. The financial results for 2004 include the impact of operations from the acquisition of Millennium Bank effective April 30, 2004, and the related issuance of 946,000 (993,000 restated for stock dividend) common shares, as well as the issuance of 1,295,000 common shares for a 5% stock dividend paid on September 15, 2004. All share and per share information has been restated to reflect this stock dividend.

Walter E. Daller, Jr., Chairman and Chief Executive Officer said, "We are extremely pleased to once again report record earnings for Harleysville National Corporation. This is the 29th consecutive year we have been able to do so, and the 30th consecutive year that we have reported record dividends to our shareholders. We have done this while growing our assets to over $3 billion - another milestone for our company - and maintaining pristine credit quality in our loan portfolios."

Net interest income on a fully tax-equivalent basis in the fourth quarter of 2004 increased $307,000 or 1.3% over the same period in 2003 and increased $3.8 million or 4.3% for the year ending December 31, 2004, over the prior year. This increase was primarily the result of higher earning asset volumes partially offset by lower loan rates. The net interest margin for the fourth quarter of 2004 was 3.34%, compared to 3.82% for the fourth quarter of 2003, the decline being primarily due to lower loan yields and higher funding costs, particularly increased volumes in higher-rate money market accounts. Average earning assets increased $367.6 million or 15.3% during the fourth quarter of 2004 versus the comparable period in 2003, while average loans increased $404.3 million or 29.1% during the same period. Loans totaling $157.1 million were acquired in the acquisition of Millennium Bank which contributed to the increase in average loans.

Nonperforming assets, including nonaccrual loans, net assets in foreclosure and loans 90 days or more past due was .20% of total assets at December 31, 2004, compared to .22% at December 31, 2003. The ratio of the allowance for loan losses to nonperforming loans (nonaccruing loans and loans 90 days or more past due) was 317.7% at December 31, 2004, compared to 371.7% at December 31, 2003. The lower provision for loan losses for the twelve-month period ending December 31, 2004, compared to the same period in 2003, is reflective of improved loan quality during the early part of the year and management’s ongoing analysis of the loan portfolio. The increase in the provision for the fourth quarter of 2004 compared to the fourth quarter of 2003 was primarily due to loan growth and an increase in nonperforming loans of $1.3 million.

Core deposits increased 20.6% or $269.2 million, to $1.58 billion at December 31, 2004, from $1.31 billion at December 31, 2003. Of this increase, 4.6% or $59.8 million was due to the acquisition of Millennium Bank. Total deposits increased $233.5 million for the same period, of which $151.2 million was attributable to the acquisition of Millennium Bank. Average borrowings increased $122.7 million or 41.4%, primarily to support loan growth and the Millennium Bank acquisition.

Total noninterest income of $9.4 million for the fourth quarter of 2004 reflects an increase of $4.2 million from the comparable period in 2003, primarily due to increases of $1.9 million in the gain on sales of investment securities, $982,000 in trust and investment advisory fees, $586,000 in life insurance income and $785,000 in gains related to the auto leasing portfolio, partially offset by a $440,000 loss on the sale of equipment lease receivables. For the year ended December 31, 2004, total noninterest income of $28.2 million increased $520,000, or 1.9% from $27.6 million for 2003. This was mainly due to an increase of $2.7 million in trust and investment advisory fees and an increase of $1.4 million in the gains related to the auto leasing portfolio, partially offset by a decrease of $2.9 million in the gain on sales of investment securities and a decrease of $868,000 in gains related to the sale of residential mortgages, due to lower origination volume.

Noninterest expense of $16.7 million increased $2.8 million or 20.0% from $13.9 million in the fourth quarter of 2003. The increase in noninterest expense was due to a $2.7 million increase in salaries and benefits, primarily related to the acquisition of Millennium Bank, higher pension and healthcare costs and an increase in bonus expense related to the corporation’s improved financial performance. In addition, deferred compensation expense for directors and employees was $874,000 higher during the fourth quarter of 2004 over the comparable period in 2003 while deferred loan origination expenses increased $1.3 million. Deferred compensation expense includes a one-time after tax expense amounting to $819,000 associated with the retirement announcement of the Chief Executive Officer under the terms of his employment agreement. For the year ended December 31, 2004, noninterest expense remained level at $59.6 million compared to 2003. Salary and employee benefit expense increased $5.9 million in 2004 primarily due to the Millennium acquisition and higher pension and medical costs. Occupancy expense increased $787,000 during 2004 mostly due to the Millennium acquisition and a new branch opening. Partially offsetting these variances was Federal Home Loan Bank borrowings prepayment fees which decreased $2.6 million and other expenses which decreased $4.1 million in 2004. The decrease in other expenses was primarily due to lower off-lease vehicle residual reserve of $2.6 million, higher loan origination expense deferrals amounting to $3.8 million, partially offset by an increase in deferred compensation expense for directors and employees of $717,000.

Harleysville National Corporation, with assets of $3.02 billion, is the holding company for Harleysville National Bank (HNB). Investment Management and Trust Services are provided through Millennium Wealth Management & Private Banking, a division of HNB, with assets under management exceeding $1.5 billion. Cumberland Advisors, Inc., a registered investment advisor specializing in fixed-income money management and equities, using exchange-traded funds, is also a part of Millennium Wealth Management & Private Banking. Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.

Harleysville National Corporation
Consolidated Selected Financial Data
(Dollars in thousands, except per share data)
December 31, 2004
(unaudited)

For the period:	Three Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2004	2004	2004	2004	2003
Interest Income	$34,196	$33,366	$30,994	$29,173	$30,287
Interest Expense	12,735	11,286	9,674	8,943	9,393
Net Interest Income	21,461	22,080	21,320	20,230	20,894
Provision for Loan Losses	1,070	499	497	489	641
Net Interest Income after
Provision for Loan Losses	20,391	21,581	20,823	19,741	20,253

Service Charges	1,953	2,000	1,929	1,925	2,081
Gains on Sales of Investment Securities, Net	2,036	112	641	900	164
Trust, Investment Services and Advisory Income	1,999	1,878	1,588	1,121	1,017
Bank-Owned Life Insurance Income	627	647	521	611	680
Income on Life Insurance	586	-	-	-	-
Other Income	2,194	2,056	1,608	1,226	1,274
Total Noninterest Income	9,395	6,693	6,287	5,783	5,216

Salaries, Wages and Employee Benefits	10,215	9,754	8,834	8,277	7,518
Occupancy	1,218	1,135	1,120	1,084	924
Furniture and Equipment	1,454	1,414	1,510	1,258	1,637
Other Expenses	3,787	2,174	3,129	3,198	3,812
Total Noninterest Expense	16,674	14,477	14,593	13,817	13,891

Income Before Income Taxes	13,112	13,797	12,517	11,707	11,578
Income Tax Expense	2,999	3,632	3,135	2,800	2,606
Net Income	$10,113	$10,165	$9,382	$8,907	$8,972

Per Common Share Data:
Weighted Average Common Shares - Basic	26,182,888	26,240,616	25,861,549	25,128,032	25,029,504
Weighted Average Common Shares - Diluted	27,057,756	27,055,603	26,722,932	26,033,205	26,007,148
Net Income Per Share - Basic	$0.38	$0.39	$0.37	$0.35	$0.35
Net Income Per Share - Diluted	$0.37	$0.38	$0.35	$0.34	$0.35
Cash Dividend Per Share	$0.22	$0.18	$0.16	$0.16	$0.18
Book Value	$10.30	$10.19	$9.58	$9.45	$9.07
Market Value	$26.60	$24.51	$24.38	$26.50	$28.67

For the period:	Twelve Months Ended
	December 31,
	2004	2003
Interest Income	$127,729	$119,200
Interest Expense	42,638	40,079
Net Interest Income	85,091	79,121
Provision for Loan Losses	2,555	3,200
Net Interest Income after
Provision for Loan Losses	82,536	75,921

Service Charges	7,807	7,855
Gains on Sales of Investment Securities, Net	3,689	6,613
Trust, Investment Services and Advisory Income	6,586	3,837
Bank-Owned Life Insurance Income	2,406	2,615
Income on Life Insurance	586	1,119
Other Income	7,084	5,599
Total Noninterest Income	28,158	27,638

Salaries, Wages and Employee Benefits	37,080	31,173
Occupancy	4,557	3,770
Furniture and Equipment	5,636	5,843
Prepayment Fee	-	2,594
Other Expenses	12,288	16,249
Total Noninterest Expense	59,561	59,629

Income Before Income Taxes	51,133	43,930
Income Tax Expense	12,566	8,597
Net Income	$38,567	$35,333

Per Common Share Data:
Weighted Average Common Shares - Basic	25,855,230	24,995,054
Weighted Average Common Shares - Diluted	26,726,180	25,855,266
Net Income Per Share - Basic	$1.49	$1.41
Net Income Per Share - Diluted	$1.44	$1.37
Cash Dividend Per Share	$0.72	$0.62

	2004	2004	2004	2004	2003
Asset Quality Data:	4Q	3Q	2Q	1Q	4Q
Nonaccrual Loans	$4,797	$3,350	$3,245	$3,645	$3,343
90 + Days Past Due Loans	1,012	948	919	1,178	1,164
Nonperforming Loans	5,809	4,298	4,164	4,823	4,507
Net Assets in Foreclosure	370	347	389	423	935
Nonperforming Assets	$6,179	$4,645	$4,553	$5,246	$5,442
Loan Loss Reserve	$18,455	$17,795	$17,940	$16,464	$16,753
Loan Loss Reserve / Loans	1.00%	1.00%	1.07%	1.15%	1.19%
Loan Loss Reserve / Nonperforming Loans	317.7%	414.0%	430.8%	341.3%	371.7%
Nonperforming Assets / Total Assets	0.20%	0.16%	0.16%	0.21%	0.22%
Net Loan Charge-offs	$410	$644	$698	$778	$742
Net Loan Charge-offs (annualized)
/ Average Loans	0.09%	0.15%	0.18%	0.22%	0.21%

	2004	2004	2004	2004	2003
Selected Ratios (annualized):	4Q	3Q	2Q	1Q	4Q
Return on Average Assets	1.36%	1.40%	1.37%	1.43%	1.41%
Return on Average Shareholders' Equity	15.00%	15.61%	15.06%	15.33%	16.22%
Yield on Earning Assets (FTE)	5.16%	5.18%	5.12%	5.25%	5.38%
Cost of Interest Bearing Funds	2.19%	2.01%	1.82%	1.86%	1.88%
Net Interest Margin (FTE)	3.34%	3.51%	3.62%	3.73%	3.82%
Leverage Ratio	8.91%	8.99%	9.28%	10.04%	8.77%

	2004	2003
Selected Ratios (annualized):	Year-to-date	Year-to-date
Return on Average Assets	1.39%	1.43%
Return on Average Shareholders' Equity	15.31%	16.29%
Yield on Earning Assets (FTE)	5.18%	5.52%
Cost of Interest Bearing Funds	1.98%	2.07%
Net Interest Margin (FTE)	3.55%	3.80%

Balance Sheet (Period End):	2004	2004	2004	2004	2003
	4Q	3Q	2Q	1Q	4Q
Assets	$3,024,515	$2,976,173	$2,865,949	$2,542,328	$2,510,939
Earning Assets	2,845,656	2,791,891	2,678,772	2,406,068	2,371,816
Investment Securities	943,563	975,750	957,398	948,749	924,874
Loans, Net of Unearned Fees	1,845,802	1,774,189	1,683,528	1,428,145	1,408,391
Other Earning Assets	56,291	41,952	37,846	29,174	38,551
Interest-Bearing Liabilities	2,367,229	2,332,102	2,218,687	1,930,052	1,940,016
Total Deposits	2,212,563	2,209,753	2,093,101	1,968,521	1,979,081
Noninterest-Bearing Deposits	333,516	325,132	345,191	317,566	294,121
Interest-Bearing Checking	305,584	320,276	258,739	268,110	283,607
Money Market	713,039	661,480	561,823	521,085	506,516
Savings	223,039	229,992	245,768	225,981	221,778
Time, under $100,000	508,117	527,971	523,587	481,400	491,740
Time, $100,000 or greater	129,268	144,902	157,993	154,379	181,319
Total Borrowed Funds	488,182	447,481	470,777	279,097	255,056
Federal Home Loan Bank	317,750	257,750	241,750	172,750	172,750
Other Borrowings	170,432	189,731	229,027	106,347	82,306
Shareholders' Equity	270,532	266,966	251,877	237,964	227,053

Balance Sheet (Average):	2004	2004	2004	2004	2003
	4Q	3Q	2Q	1Q	4Q
Assets	$2,957,559	$2,878,769	$2,759,563	$2,497,085	$2,543,616
Earning Assets	2,776,599	2,695,579	2,593,105	2,365,497	2,408,967
Investment Securities	941,704	932,330	983,420	910,314	983,318
Loans, Net of Unearned Fees	1,793,935	1,717,245	1,572,830	1,414,802	1,389,595
Other Earning Assets	40,960	46,004	36,855	40,381	36,054
Interest-Bearing Liabilities	2,308,446	2,237,681	2,136,010	1,931,950	1,993,653
Total Deposits	2,213,829	2,154,443	2,048,279	1,961,481	1,976,616
Noninterest-Bearing Deposits	324,466	329,559	316,715	280,809	279,307
Interest-Bearing Checking	317,328	285,735	274,978	280,142	280,076
Money Market	692,703	620,420	537,614	517,846	501,127
Savings	226,251	237,463	239,971	222,807	221,116
Time, under $100,000	517,167	525,701	508,275	487,379	497,281
Time, $100,000 or greater	135,914	155,565	170,726	172,498	197,709
Total Borrowed Funds	419,083	412,797	404,446	251,278	296,344
Federal Home Loan Bank	263,566	255,837	187,608	172,750	172,750
Other Borrowings	155,517	156,960	216,838	78,528	123,594
Shareholders' Equity	268,211	259,035	250,504	232,386	221,236